SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                    FORM 8-K

                 CURRENT REPORT UNDER TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report (date of earliest event reported): March 18, 1997
                        Commission File Number: 0-14096


                              FORELAND CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

              NEVADA                      87-0422812
     (State or other jurisdiction of     (IRS Employer
     incorporation or organization)   Identification No.)

      12596 W. BAYAUD AVENUE
     SUITE 300, LAKEWOOD, COLORADO           80228
       (Address of Principal              (Zip Code)
        Executive Offices)

              Registrant's Telephone Number, including Area Code:
                                 (303) 988-3122

                                      N/A
     (Former name, former address, and formal fiscal year, if changed since last report)
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                             ITEM 5.  OTHER EVENTS
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     Foreland Corporation ("Foreland" or the "Company") announced on March 18,
1997, that its oil reserves had increased to 3.7 million barrels as of December 31, 1996, as compared to 2.0 million barrels a year earlier. The value of Foreland's oil reserves increased to $22.9 million as of December 31, 1996, as compared to $6.2 million at the end of 1995. The reserve evaluation was prepared by Malkewicz Hueni Associates, independent petroleum engineers of Golden, Colorado, based on its analysis of estimated future net cash flows, discounted to present value at 10% per annum, using constant oil prices and costs in accordance with the requirements of the Securities and Exchange Commission. The estimated non-discounted future net cash flows increased from $12 million year end 1995 to $42 million as of December 31, 1996.

     The substantial increase in oil reserves reflects the addition of proved developed producing and proved undeveloped reserves attributable to the Ghost Ranch Field discovered through the Company's 1996 drilling program as well as Foreland's purchase in the fourth quarter of a 40% working interest in the Eagle Springs field held by a third party. The increase in discounted present value of Foreland's oil reserves is also the result of a favorable oil price of $18.12 per barrel as of December 31, 1996, as compared to $12.92 a year earlier

     Management of the Company believes that this growth reflects the results of the company's strategy of acquisitions, exploration and development and is pleased that the Company's success in using 3D seismic in selecting Ghost Ranch drilling locations is being translated into significant reserves. Management also believes that the increased production will allow the Company to aggressively expand its exploration and development program through production revenues.

     There are numerous uncertainties inherent in estimating quantities of proved reserves and projecting future rates of production and timing of development expenditures. Estimated future net revenues are particularly subject to fluctuations in oil prices, which have fluctuated significantly during the preceding years. As noted above, the reserve values announced by Foreland are based on the December 31, 1996, price of $18.12 then being received. As of March 10, 1997, Foreland was receiving approximately $12.87 for oil then delivered by it.

     The following table highlights Foreland's reserve information.

                              FORELAND CORPORATION
                              OIL RESERVE SUMMARY
                           DECEMBER 31, 1996 AND 1995


                                                           Present Value of
                         Estimated Net                     Estimated Future
                         Oil Reserves   Estimated Future    Net Cash Flow,
Reserve Classification      (Bbls)       Net Cash Flow*   Discounted at 10%*

                           1996    1995     1996    1995      1996      1995
                                         (In thousands)

Proved Developed          1,851   1,128   21,286   7,267    11,270     3,969
Producing

Proved Developed Non-        49      47      407     213       246       123
Producing

Proved Undeveloped         1823     831   21,135   4,600    11,405     2,107

Total Proved              3,723   2,006  $42,828 $12,080   $22,922    $6,199

*Before federal income tax.

     Foreland has been engaged in oil exploration in Nevada since 1985 and produces oil principally from the Eagle Springs and Ghost Ranch fields that it operates in Railroad Valley, Nevada. Foreland discovered the Ghost Ranch field in 1996 through the use of a focused 3D seismic program.


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                                   SIGNATURES
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     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 19, 1997

                                   FORELAND CORPORATION


                                   By /s/ Kenneth Ransom,
                                      Vice President